WILSHIRE BANCORP POSTS RECORD PROFITS IN THE FOURTH QUARTER AND 2006;
PROFITS UP 22% TO $33.9 MILLION FOR THE YEAR AND ASSETS SURPASS $2 BILLION

LOS ANGELES, CA - January 30, 2007 - Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, today reported record profits in both the fourth quarter and full year ended December 31, 2006. For the quarter ended December 31, 2006, net income increased 15% to $8.9 million, or $0.30 per diluted share, compared to $7.8 million, or $0.27 per diluted share in the fourth quarter of 2005. For the full year, net income grew 22% to $33.9 million, or $1.16 per diluted share, compared to $27.8 million, or $0.96 per diluted share in 2005.

“We generated tremendous growth in 2006, both in our branch network and on our financial statements,” stated Soo Bong Min, President and CEO. “We opened a branch in Rancho Cucamonga and acquired two more in New York in May, and have since begun the process of acquiring another one in Fort Lee, New Jersey. During this expansion, we have grown annual profits 22%, added nearly $300 million in loans, and our assets surpassed the $2 billion mark.”

“The vast majority of our loan growth occurred in the first three quarters, with only a $50 million increase in the fourth quarter,” added Brian Cho, EVP and Chief Financial Officer. “With the national economy showing signs of slower growth, we are walking away from more lending opportunities, as fewer deals meet our stringent underwriting standards. I expect that loan growth will continue at a more moderate pace in 2007 as we continue to focus on the highest-quality borrowers. This strategy should help ensure that we maintain strong credit quality regardless of the economic cycle.”

New loan originations totaled $233 million in the fourth quarter of 2006, compared to $238 million in the same quarter of 2005. For the full year, new loan originations totaled $987 million, a 12% increase over $877 million in 2005. Net loans in the portfolio increased 23% to $1.54 billion at year-end 2006, compared to $1.25 billion a year earlier. Assets grew to $2.01 billion at the end of the 2006, up 21% from $1.67 billion at the end of the 2005.

“Asset quality improved somewhat during the fourth quarter, with a small decline in non-performing loans since the end of September,” Min said. “Although net charge offs increased, they were a manageable 0.06% of total loans in the quarter. As we slow down portfolio growth in 2007, I expect credit quality may improve moderately from year-end 2006. However, given the current economic conditions, it won’t be easy to return to year-end 2005 levels, when non-performing loans were probably unsustainably low.”

Non-performing loans (NPLs) were $6.8 million, 0.44% of gross loans at the end of 2006, compared to $7.1 million, or 0.47% of loans at the end of September 2006, and $2.5 million, or 0.20% of gross loans at year-end 2005. Non-performing assets (NPAs) were $7.1 million, or 0.35% of total assets at year-end, compared to $7.3 million, or 0.38% of assets at the end of the third quarter, and $2.8 million, or 0.17% of assets at the end of 2005.

Net charge offs were $950,000 in the fourth quarter and $1.8 million in 2006. The provision for loan losses was $940,000 in the fourth quarter and totaled $6.0 million for the year. At December 31, 2006, the allowance for loan losses was $18.7 million, representing 1.20% of gross loans and 263% of NPAs.

“In the fourth quarter, we enhanced the methodology for estimating the allowance for loan losses," Cho said. "We shortened our lookback period to a 5 year moving average, which better approximates the average life of the loans in our portfolio, and modified some of the qualitative adjustment factors after evaluating the current economic conditions. As a result of these changes, we reduced the allowance for loan losses by $1.5 million relative to the allowance our previous method would have necessitated. We believe our reserves are adequate given our underwriting standards and loss history, and our coverage ratios still exceed our peer group averages.”

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WIBC - 2006 Record Profits
January 30, 2007

“Nearly 80% of our loans are tied to prime, so we have seen steady improvement in our yield on earning assets since interest rates started rising two and a half year ago,” Cho said. “Unfortunately, our cost of interest-bearing liabilities has increased to a greater extent, as we have taken on more high-cost CDs to fund our loan growth. Those narrowing spreads have continued to put pressure on our net interest margin.”

In the fourth quarter, the net interest margin was 4.34%, compared to 4.59% in the preceding quarter and 4.82% in the fourth quarter of 2005, when unusually high loan prepayments resulted in some margin inflation. For the year, the net interest margin was 4.51% in 2006, down from 4.71% the previous year.

“As we moderate our loan growth, our funding needs will subside and we can lessen our reliance on costly time deposits,” Min said. “This growth management, combined with the launch of a program late last year that gives incentives to employees for bringing in new low-cost deposits, should help stop the compression of our net interest margin. It will, however, take time to change our deposit mix substantially while retaining our valued customers.”

Total deposits grew 24% to $1.75 billion at December 31, 2006, compared to $1.41 billion at year-end 2005. Non-time deposits grew by 23% to $779 million over the course of the year, while time deposits grew 26% to $973 million. The mix was little changed, comprised of 44% non-time deposits and 56% time deposits at the end of 2006, compared to 45% and 55%, respectively, at the end of 2005.

In 2006, interest income grew 45%, while interest expense was up 89% from the 2005 level, reflecting the ramp up in funding costs. Net interest income was $76.6 million, up 22% from $62.9 million in 2005. Other operating income was up 29% to $26.4 million in 2006, compared to $20.5 million in the previous year. Service fees on deposits grew by 27% and the gain on sale of loans grew by 40%. Revenues, defined as net interest income before the loan loss provision and non-interest income, increased 23% in the year, totaling $103.0 million in 2006, compared to $83.4 million in 2005. Other operating expenses were also up 23% to $41.2 million, compared to $33.6 million in 2005, largely due to additional overhead expenses incurred to integrate, operate and promote the New York branches.

“We have kept our operating expenses in check throughout our expansion, and our efficiency ratio improved slightly for the year, although it was up a bit relative to the fourth quarter last year,” Cho said. “With our lean structure and the enhanced regulatory and financial requirements, substantial improvement in our efficiency ratio is unlikely, particularly in light of our ongoing expansion strategy. An efficiency ratio around 40% is about right for us, and I expect that it will remain near that level going forward.” The efficiency ratio was 40.0% in 2006 and 42.3% in the fourth quarter of 2006, compared to 40.2% and 41.3% in the respective periods a year ago.

In the fourth quarter of 2006, interest income was up 28% while interest expense was up 55% over the same quarter of 2005. Net interest income was $19.8 million, up 10% from $18.0 million in the fourth quarter of 2005. Other operating income was up 16% to $6.7 million in the fourth quarter of 2006, compared to $5.8 million a year ago. Revenues were $26.5 million in the fourth quarter, up 11% from $23.8 million in the final quarter of 2005. Other operating expenses increased 14% to $11.2 million, compared to $9.8 million in the fourth quarter of 2005.

Wilshire’s performance measures remain amongst the best in the banking industry, although they have returned to more normal levels relative to a year ago. For the year of 2006, return on average equity (ROE) was 25.5% and the return on average assets (ROA) was 1.85%, compared to 27.2% and 1.92%, respectively, in 2005. In the fourth quarter of 2006, ROE was 24.2% and ROA was 1.81%, compared to 27.9% and 1.92%, respectively, in the fourth quarter of 2005.

At December 31, 2006, shareholders’ equity was $150 million, up 32% from $113 million a year earlier, and book value was $5.12 per share, compared to $3.95 a year prior. Capital ratios continue to exceed the “Well Capitalized” guidelines established by regulatory agencies.

Management will host its quarterly conference call today, January 30, at 10:30 am PST (1:30 pm EST). Investment professionals are invited to participate in the call by dialing 1-866-383-8119 using passcode 35416498. Current and prospective shareholders are also invited to listen to the live or archived call at www.wilshirebank.com, or www.earnings.com.

Wilshire Bancorp and its subsidiary, Wilshire State Bank, have received significant accolades for growth, performance and profitability from Wall Street and the banking industry:

•	January 2007 - US Banker ranked Wilshire eighth among the Top 25 Banks of 2007, Soo Bong Min was third on the list of the Top 10 CEOs, and Brian Cho was first among the Top 10 CFOs.

•	September 2006 - ranked third by US Banker in its list of Top 100 Mid-Tier Banks, based on three-year average ROE.
Fortune named Wilshire the 70th fastest-growing public company in the nation.
Ranked second by five-year total return of all banks and thrifts nationally by Ryan Beck & Co.

•
August 2006 - Sandler O’Neill’s Bank and Thrift Sm-All Stars - Class of 2006 recognized 34 of the 573 publicly traded institutions with assets of less than $2 billion, focusing on growth, profitability, credit quality and capital strength. Wilshire is one of only nine companies that Sandler has named each year since the list’s inception in 2004.

•	April 2006 - Wilshire Bancorp was added to the Standard & Poor’s SmallCap 600 index.

•	January 2006 - US Banker named Wilshire third in its All-Star Lineup - The Top 20 Banks of 2006, based on ROE.

Headquartered in Los Angeles, Wilshire State Bank operates 18 branch offices in California, Texas and New York, and seven loan production offices in San Jose, Seattle, Las Vegas, Houston, Atlanta, Denver, and Annandale (in Virginia), and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.
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WIBC - 2006 Record Profits
January 30, 2007

CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited) (dollars in thousands, except per share data)
	Quarter Ended	Three	Quarter Ended	One	Quarter Ended
	December 31, 2006	Month Change	September 30, 2006	Year Change	December 31, 2005
INTEREST INCOME
Interest on Loans and Leases	$34,570	2%	$33,995	27%	$27,192
Interest on Securities	2,298	-3%	2,362	61%	1,432
Interest on Federal Funds Sold	1,389	25%	1,107	5%	1,319
Interest on Commercial Papers	-	0%	-	0%	-
Total Interest Income	38,257	2%	37,464	28%	29,943

INTEREST EXPENSE
Deposits	17,200	9%	15,846	65%	10,439
FHLB Advances and Other	1,300	-14%	1,515	-13%	1,490
Total Interest Expense	18,500	7%	17,361	55%	11,929

Net Interest Income	19,757	-2%	20,103	10%	18,014
Provision for Loan Losses	940	-66%	2,800	7%	880
Net Interest Income After Provision for Loan Losses	18,817	9%	17,303	10%	17,134

OTHER OPERATING INCOME
Fees on Deposits	2,413	-5%	2,544	18%	2,039
Gain on Sales of Loans	2,782	-19%	3,455	6%	2,636
Other	1,552	19%	1,308	38%	1,124
Total Other Operating Income	6,747	-8%	7,307	16%	5,799

OPERATING EXPENSES
Salaries and Employee Benefits	6,276	-1%	6,327	12%	5,609
Occupancy and Equipment	1,329	6%	1,257	37%	969
Other	3,611	22%	2,950	11%	3,255
Total Other Operating Expenses	11,216	6%	10,534	14%	9,833

Income Before Taxes	14,348	2%	14,076	10%	13,100
Income Tax	5,463	4%	5,258	2%	5,341
NET INCOME	$8,885	1%	$8,818	15%	$7,759

Per Share Data
Basic Earnings Per Common Share	$0.31	2%	$0.30	13%	$0.27
Earnings Per Share – Assuming Dilution	$0.30	0%	$0.30	12%	$0.27
Weighted Average Shares Outstanding	29,175,540		29,137,027		28,591,879
Weighted Average Shares Outstanding Including
Dilutive Effect of Stock Options	29,467,734		29,458,592		28,960,724

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WIBC - 2006 Record Profits
January 30, 2007

CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited) (dollars in thousands, except per share data)
	Year Ended		Year Ended
	December 31, 2006	Change	December 31, 2005
INTEREST INCOME
Interest on Loans and Leases	$127,840	43%	$89,628
Interest on Securities	8,674	81%	4,783
Interest on Federal Funds Sold	4,886	75%	2,796
Interest on Commercial Papers	-	-100%	82
Total Interest Income	141,400	45%	97,289

INTEREST EXPENSE
Deposits	58,943	97%	29,914
FHLB Advances and Other	5,880	33%	4,427
Total Interest Expense	64,823	89%	34,341

Net Interest Income	76,577	22%	62,948
Provision for Loan Losses	6,000	79%	3,350
Net Interest Income After Provision for Loan Losses	70,577	18%	59,598

OTHER OPERATING INCOME
Fees on Deposits	9,554	27%	7,547
Gain on Sales of Loans	11,642	40%	8,310
Other	5,204	13%	4,621
Total Other Operating Income	26,400	29%	20,478

OPERATING EXPENSES
Salaries and Employee Benefits	23,823	24%	19,226
Occupancy and Equipment	4,554	31%	3,465
Other	12,855	18%	10,872
Total Other Operating Expenses	41,232	23%	33,563

Income Before Taxes	55,745	20%	46,513
Income Tax	21,803	16%	18,753
NET INCOME	$33,942	22%	$27,760

Per Share Data
Basic Earnings Per Common Share	$1.17	20%	$0.97
Earnings Per Share – Assuming Dilution	$1.16	21%	$0.96
Weighted Average Shares Outstanding	28,986,217		28,544,474
Weighted Average Shares Outstanding Including
Dilutive Effect of Stock Options	29,330,732		28,920,921

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WIBC - 2006 Record Profits
January 30, 2007

CONSOLIDATED BALANCE SHEET
(unaudited)(dollars in thousands, except share data)
	December 31,	Three Month	September 30,	One Year	December 31,
	2006	Change	2006	Change	2005
ASSETS:
Noninterest-Earning Demand Deposits and Cash on Hand	$75,244	6%	$70,832	10%	$68,205
Federal Funds Sold and Other Cash Equivalents	130,003	100%	65,003	3%	126,003
Total Cash and Cash Equivalents	205,247	51%	135,835	6%	194,208

Interest-Bearing Deposits in Other Financial Institutions	-	-100%	500	-100%	500
Securities Available for Sale	167,838	-8%	182,419	21%	138,650
Securities Held To Maturity	14,621	-29%	20,630	-36%	22,860
Total Securities	182,459	-10%	203,549	13%	162,010

Loans and Leases Receivable	1,560,539	3%	1,509,883	24%	1,262,560
Allowance for Loan Losses	18,654	1%	18,417	33%	13,999
Loans and Leases Receivable, Net	1,541,885	3%	1,491,466	23%	1,248,561

Accrued Interest Receivable	10,049	1%	9,994	46%	6,892
Acceptance	2,385	-21%	3,013	-26%	3,221
Other Real Estate Owned	138	-43%	241	-53%	294
Premises and Equipment	10,465	2%	10,217	17%	8,956
Federal Home Loan Bank (FHLB) Stock, at Cost	7,542	1%	7,438	22%	6,182
Cash Surrender Value of Life Insurance	15,636	1%	15,536	4%	15,099
Goodwill	6,675	0%	6,675	N/A	-
Core Deposit Intangible	1,532	-3%	1,576	N/A	-
Other Assets	24,471	0%	24,373	17%	20,850
TOTAL ASSETS	$2,008,484	5%	$1,909,913	21%	$1,666,273

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Non-interest Bearing Demand Deposits	$319,311	1%	$315,446	9%	$292,171
Savings and NOW Deposits	51,269	8%	47,444	11%	46,374
Money Market Deposits	408,354	10%	370,656	37%	297,313
Time Deposits of $100,000 or More	812,106	6%	766,951	29%	630,662
Other Time Deposits	160,933	0%	160,954	13%	142,945
Total Deposits	1,751,973	5%	1,661,451	24%	1,409,465

FHLB Advances	20,000	0%	20,000	-67%	61,000
Acceptance	2,385	-21%	3,013	-26%	3,221
Subordinated Debentures	61,547	0%	61,547	0%	61,547
Accrued Interest and Other Liabilities	22,944	4%	22,148	28%	17,936
Total Liabilities	1,858,849	5%	1,768,159	20%	1,553,169

STOCKHOLDERS’ EQUITY:

Common Stock - No Par Value-Authorized, 80,000,000 Shares Issued and Outstanding 29,197,420, 29,166,050 and 28,630,600 Shares, Respectively	49,123	0%	48,882	19%	41,340
Retained Earnings	100,920	8%	93,495	39%	72,790
Accumulated Other Comprehensive Income, Net of Taxes	(408)	-35%	(623)	-60%	(1026)
Total Stockholders’ Equity	149,635	6%	141,754	32%	113,104

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,008,484	5%	$1,909,913	21%	$1,666,273

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WIBC - 2006 Record Profits
January 30, 2007

AVERAGE BALANCES	Quarter Ended	Quarter Ended	Quarter Ended
(unaudited)(dollars in thousands)	December 31, 2006	September 30, 2006	December 31, 2005
Average Assets	$1,960,648	$1,893,185	$1,614,097
Average Equity	146,982	138,454	111,205
Average Net Loans (Includes LHFS)	1,520,017	1,460,959	1,221,325
Average Deposits	1,706,855	1,633,097	1,361,429
Average Time Deposits of $100,000 or More	791,801	726,287	562,434
Average Interest Earning Assets	1,820,738	1,750,638	1,496,144

AVERAGE BALANCES	Year Ended	Year Ended
(unaudited)(dollars in thousands)	December 31, 2006	December 31, 2005
Average Assets	$1,833,368	$1,447,557
Average Equity	133,043	102,018
Average Net Loans (Includes LHFS)	1,407,250	1,120,371
Average Deposits	1,575,049	1,227,473
Average Time Deposits of $100,000 or More	706,730	532,207
Average Interest Earning Assets	1,699,448	1,337,222

CONSOLIDATED FINANCIAL RATIOS	Quarter Ended	Quarter Ended	Quarter Ended
(unaudited)(dollars in thousands, except per share data)	December 31, 2006	September 30, 2006	December 31, 2005
Annualized Return on Average Assets	1.81%	1.86%	1.92%
Annualized Return on Average Equity	24.18%	25.48%	27.91%
Efficiency Ratio	42.32%	38.43%	41.29%
Annualized Operating Expense/Average Assets	2.29%	2.23%	2.44%
Annualized Net Interest Margin	4.34%	4.59%	4.82%
Tier 1 Leverage Ratio	9.79%	9.59%	9.39%
Tier 1 Risk-Based Capital Ratio	11.81%	11.60%	11.60%
Total Risk-Based Capital Ratio	13.63%	13.66%	14.41%
Book Value Per Share	$5.12	$4.86	$3.95

CONSOLIDATED FINANCIAL RATIOS	Year Ended	Year Ended
(unaudited)(dollars in thousands, except per share data)	December 31, 2006	December 31, 2005
Return on Average Assets	1.85%	1.92%
Return on Average Equity	25.51%	27.21%
Efficiency Ratio	40.04%	40.23%
Operating Expense/Average Assets	2.25%	2.32%
Net Interest Margin	4.51%	4.71%

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WIBC - 2006 Record Profits
January 30, 2007

ALLOWANCE FOR LOAN LOSSES	Quarter Ended	Quarter Ended	Quarter Ended
(unaudited) (dollars in thousands)	December 31, 2006	September 30, 2006	December 31, 2005
Balance at Beginning of Period	$18,417	$16,358	$13,551
Provision for Loan Losses	940	2,800	880
Allowance for Loan Losses Acquired from LBNY	-	-	-
Less: Charge Offs (Net Recoveries)	950	707	383
Less: Provision for (Recapture of) Losses on Off Balance Sheet Item	(247)	34	49
Balance at End of Period	$18,654	$18,417	$13,999
Loan Loss Allowance/Gross Loans	1.20%	1.22%	1.11%
Loan Loss Allowance/Non-performing Loans	272.38%	259.50%	567.15%
Loan Loss Allowance/Total Assets	0.93%	0.96%	0.84%
Loan Loss Allowance/Non-performing Assets	263.42%	250.96%	506.71%

ALLOWANCE FOR LOAN LOSSES	Year Ended	Year Ended
(unaudited) (dollars in thousands)	December 31, 2006	December 31, 2005
Balance at Beginning of Year	$13,999	$11,111
Provision for Loan Losses	6,000	3,350
Allowance for Loan Losses Acquired from LBNY	601	-
Less: Charge Offs (Net Recoveries)	1,842	324
Less: Provision for (Recapture of) Losses on Off Balance Sheet Item	104	138
Balance at End of Year	$18,654	$13,999

NON-PERFORMING ASSETS
(net of guaranteed portion)	December 31, 2006	September 30, 2006	December 31, 2005
Accruing Loans - 90 Days Past Due	$1,047	$1,337	$664
Non-accrual Loans	5,802	5,760	1,804
Restructured Loans	0	0	0
Total Non-performing Loans	$6,849	$7,097	$2,468
Total Non-performing Loans/Gross Loans	0.44%	0.47%	0.20%
Repossesed Vehicles	$95	$-	$-
OREO	138	242	295
Total Non-performing Assets	$7,082	$7,339	$2,763
Total Non-performing Assets/Total Assets	0.35%	0.38%	0.17%

www.wilshirebank.com

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.